Exhibit 10.19

EMPLOYMENT AGREEMENT

This Employment Agreement is entered into this 19th day of April 2011, effective on the Effective Date, by and between Century Exploration Resources, Inc., James A. Honert, Peter T. Loeffler and Fredrick P. LeGrand.

RECITALS

WHEREAS, Century is engaged in the business of Oil and/or Gas exploration and development, primarily in areas with Unconventional Resources; and

WHEREAS, Century desires to employ the Initial Employees to perform certain services for Century, as hereinafter set forth, and the Initial Employees desire to undertake the performance of such services and any reasonable changes in such services as the Initial Employees may hereafter be directed to undertake from time to time.

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and on the terms and subject to the conditions herein set forth, the Parties hereto agree as follows.

ARTICLE 1

DEFINITIONS

1.01.	Terms Defined. As used in this Agreement, the following terms have the respective meanings set forth below:

“Affiliate(d)” means any Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control by such specified Person. For the purpose of this Agreement, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Employment Agreement.

“Century” means Century Exploration Resources, Inc., a Delaware corporation.

“Century’s Area of Operation” means all those Oil and/or Gas prospects within the United States and selected countries in Europe wherein Century has identified Unconventional Resources and specific prospects identified by Century and approved by the Executive Committee as prospects for Oil and/or Gas production from Conventional Resources.

“Conventional Resources” mean Oil and/or Gas existing in sandstones and carbonates which do not require artificial stimulation for commercial production.

“Effective Date” means November 1, 2010.

“Employee” and “Employees” mean an individual(s) employed full time by Century, other than Rudney.

“Executive Committee” means the management committee responsible for various functions of Century, comprised of the Initial Employees and three representatives selected by Century (to be “Century Members”). The Executive Committee may be increased or decreased in number by mutual agreement of the Initial Employees and the Century Members; however, in all cases the increase and decrease shall be an even number such that the Initial Employees and Century shall always have equal representation in numbers on the Executive Committee.

“Honert” means James A. Honert, an individual residing in Utah.

“Initial Employee” means Honert, LeGrand or Loeffler and “Initial Employees” mean all of them together.

“LeGrand” means Fredrick P. LeGrand, an individual residing in Colorado.

“Loeffler” means Peter T. Loeffler, an individual residing in Colorado.

“Oil and/or Gas” means oil, gas, casinghead gas or gasoline, coalbed methane gas, gas, condensate (distillate), helium, carbon dioxide, coal and all other liquid or gaseous hydrocarbons or any substance, whether similar or dissimilar, produced in a gaseous state, sulfur and other marketable substances produced therewith.

“Party” means any party to this Agreement and “Parties” means every Party.

“Person” means an individual or a corporation, limited liability company, partnership (whether general, limited or limited liability), trust, unincorporated organization, joint stock company, joint venture, association or other entity, of any Affiliate of any of the aforementioned, or any government, or any agency or political subdivision thereof.

“Services” mean the services to be performed by the Initial Employees pursuant to Section 2.02 hereof.

“Staff” means employees or consultants of Century who are either not (i) Employees or (ii) Rudney.

“Subsequent Employees” means Employees other than the Initial Employees.

“Term” means the term, or any extension thereof, of this Agreement as set forth in Section 2.03 hereof and the “Termination Date” shall be October 31, 2015.

“Unconventional Resources” mean oil and/or gas existing in shale, low permeability sandstones and carbonates requiring artificial stimulation for commercial production, including, without limitation, coal beds.

ARTICLE 2

EMPLOYMENT, SERVICES, COMPENSATION, TERMINATION

2.01.

Employment. Century hereby employs the Initial Employees and the Initial Employees hereby accept employment with Century upon the terms and conditions below. If the Initial Employees determine that additional technical, administrative or operational personnel are required, either to serve as Staff or Subsequent Employees, the Initial Employees shall request a meeting of the Executive Committee to (i) discuss such needs, identify additional Staff and/or Subsequent Employees and determine appropriate terms of employment therefore and (ii) if approved by the Executive Committee, offer employment thereto pursuant to an employment agreement if deemed necessary by the Executive Committee.

2.02.	Services. The Initial Employees shall have the following titles and perform the following Services for Century:

Honert – Senior Vice President

a.	Oversee all geo-science aspects of existing Projects

b.	Develop new Projects

c.	Recommend and supervise geo-science consultants and/or experts used to execute Projects

d.	Coordinate and supervise geo-science support staff and functions

e.	Evaluate and rank Projects and potential opportunities

f.	Supervise and evaluate geo-science aspects of all operations associated with Projects

g.	Supervise and direct geo-technical efforts of consultants and contracted staff in joint venture offices

h.	Make recommendations to executive management and the Executive Committee on all aspects of Project evaluation and execution

i.	Supervise management of Denver office

LeGrand – Vice President Engineering and Operations

a.	Perform project economic analysis for all Projects existing and proposed

b.	Coordinate all aspects of operational activities associated with Projects

c.	Formulate and monitor Project tracking and performance metrics

d.	Perform and supervise engineering analysis associated with Projects

e.	Recommend and supervise engineering consultants or experts used to execute Projects

f.	Evaluate and rank Projects and potential opportunities

g.	Supervise and direct engineering related efforts of consultants and contracted staff joint venture offices

h.	Make recommendations to executive management and the Executive Committee on all aspects of Project evaluation and execution

i.	Supervise management of Denver office

Loeffler – Vice President Exploration and Development

a.	Oversee all geo-science aspects of existing Projects

b.	Develop new Projects

c.	Recommend and supervise geo-science consultants and/or experts used to execute Projects

d.	Coordinate and supervise geo-science support staff and functions

e.	Evaluate and rank Projects and potential opportunities

f.	Supervise and evaluate geo-science aspects of all operations associated with Projects

g.	Supervise and direct geo-technical efforts of consultants and contracted staff in joint venture offices

h.	Make recommendations to executive management and the Executive Committee on all aspects of project evaluation and execution

i.	Supervise management of Denver office

All Services performed by each Initial Employee shall be subject to review by Century. Century shall have the authority to specify the nature and timing of the Services. Each Initial Employee agrees to devote his professional time on a full-time basis to the business of Century and perform the duties and responsibilities assigned by Century to the best of his ability and with reasonable diligence.

The Services shall be performed primarily in Denver, Colorado at an office which has been established and funded by Century. Century shall incur reasonable expenses to furnish and equip the offices with hardware and software sufficient to enable the Initial Employees to effectively perform the Services.

2.03.

Term. This Agreement shall commence on the Effective Date and continue in force until the Termination Date. By mutual agreement, the Parties may extend the Agreement beyond the Termination Date on terms to be determined by the Parties. Upon termination of this Agreement all the Initial Employees shall be subject to those provisions herein which shall survive termination.

2.04.	Exclusivity. Unless otherwise permitted by Century in writing, during the Term of this Agreement, the Initial Employees, or future Employees, shall perform the Services exclusively for Century. During the Term of this Agreement the Initial Employees, or future Employees, shall not acquire rights or otherwise engage in exploration and development for Oil and/or Gas in Century’s Area of Operation or in conflict with any area of operation of Persons Affiliated with Century.

2.05.	Compensation. As compensation for the Services, each Initial Employee shall receive the following:

a. Salary. From the commencement of employment until December 31, 2011, each Initial Employee shall receive an annual salary, prorated for the actual months of the year employed, of Two Hundred Ten Thousand Dollars ($210,000) to be paid in equal monthly installments of $17,500, less standard deductions, payable on a monthly basis, on the last day of each month in which the Services are rendered. Each Initial Employee’s salary shall be reviewed by Century on December 31st of each year of the Term, commencing December 31, 2011, and revised at the discretion of Century; however, in no event shall it be reduced.

b. Expenses. Each Initial Employee shall be reimbursed for all reasonable out-of-pocket expenses incurred by such Initial Employee in the performance of the Services. Century shall determine the extent of prior authorization required and required documentation regarding such reimbursable expenses.

c. Benefits. While employed by Century, each Initial Employees shall be allowed to participate, on the same basis as other Initial Employees, in all employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter through the Term are made available by Century. Such benefits, plans and programs shall include, without limitation, medical, health and dental care, life insurance, retirement savings plan and disability protections. Nothing contained in this Agreement shall restrict the right of Century to amend or modify such fringe benefit programs in a manner which does not discriminate against any Initial Employee as compared to any other Initial Employee.

e. Withholding. Century shall withhold from any compensation, benefits or amounts payable to the Initial Employees under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

f. Vacation and Paid Legal Holidays. The Initial Employees shall be entitled to ten (10) working days paid vacation each year of the Term and paid legal holidays as reasonably determined by Century. The vacation time limitation shall be construed flexibly.

2.06.	Payments to the Initial Employee Upon Termination of Employment.

Upon the termination for cause of an Initial Employee’s employment with Century pursuant to Section 2.07, the Initial Employee shall be entitled only to:

a.	Any salary or portion thereof, earned but not yet paid through the date of termination;

b.	Reimbursement in accordance with this Agreement of any business expense reasonably incurred by the Initial Employee through the date of termination but not yet paid;

c.	Payout of any benefit plan established by Century and funded by Century and/or the Initial Employee; and

d.	Continuation of medical benefits for a period of time as determined by the Executive Committee.

2.07.

Events Causing Termination of Employment. Notwithstanding anything to the contrary provided for in this Agreement, this Agreement and the employment relationship created hereby shall terminate with respect to each Initial Employee upon the occurrence of any of the following events:

a. The Disability of an Initial Employee, with “Disabled” or “Disability” meaning Initial Employee’s inability to substantially perform the Services under this Agreement for a period of more than ninety (90) consecutive days as substantiated to the reasonable satisfaction of the Executive Committee by a qualified medical professional or after a shorter period upon the reasonable determination of the Executive Committee, working in conjunction with a qualified independent medical professional, that the Initial Employee will not be able to perform the Services on a full-time basis as anticipated under this Agreement.

b. The death of an Initial Employee;

c. Determination by the Executive Committee that an Initial Employee is not performing his Services to the standard or in a manner expected by the Executive Committee, or that the Initial Employee’s contribution is not supportive of Century’s strategic goals. For purposes of this paragraph, the Executive Committee shall provide the Initial Employee with written notification of its concerns and it will provide Initial Employee a reasonable period of time to cure the concerns prior to termination of the Initial Employee.

d. Executive Committee terminating an Initial Employee’s employment for “Cause” upon the occurrence of any of the following:

i.	Initial Employee’s conviction of a crime involving moral turpitude or a crime including the imposition of a sentence for a term of imprisonment in a federal or state penitentiary;

ii.	Initial Employee’s failure or refusal to follow, in any material respect, reasonable and legal instructions of the Executive Committee;

iii.

Initial Employee’s failure or refusal to comply, in any material respect, with the reasonable policies, code of ethics, standards and regulations of Century applicable to all Initial Employees, which from time to time may be established;

iv.	Initial Employee’s failure or refusal to faithfully and diligently perform, in any material respect, the Services or the usual customary duties of his employment position under this Agreement;

v.	Initial Employee’s breach or default, in any material respect, in the performance of his/her obligations hereunder;

vi.	Initial Employee conducts himself in an unprofessional, unethical, immoral or fraudulent manner or performs such acts that interfere with or hinder the performance of other Employees; or

vii.	Initial Employee’s conduct, in any material respect, discredits Century or is detrimental to the reputation, character and standing of Century.

For purposes of subsections d(ii) through d(vii) above, the Executive Committee shall provide the Initial Employee with written notification and a thirty (30) day time period to cure, if possible, prior to termination for Cause as that term is defined herein. Initial Employee shall have the opportunity to meet with the entire Executive Committee to provide an explanation if any, for his actions prior to the Executive Committees’ final decision relating to the termination of Initial Employee’s employment.

2.08.	Payments to the Initial Employee Upon Termination of Employment.

Upon the termination for cause of an Initial Employee’s employment with Century pursuant to Section 2.07, the Initial Employee shall be entitled only to:

a.	Any salary or portion thereof, earned but not yet paid through the date of termination;

b.	Reimbursement in accordance with this Agreement of any business expense reasonably incurred by the Initial Employee through the date of termination but not yet paid;

c.	Payout of any benefit plan established by Century and funded by Century and/or the Initial Employee; and

d.	Continuation of medical benefits for a period of time as determined by the Executive Committee.

2.09

Executive Committee. The Executive Committee shall be responsible for establishing, monitoring and revising, if necessary, the strategic direction of Century, as well as managing its daily operations. From time to time, the Executive Committee shall meet either in person or by phone to discuss pertinent issues. Unless an emergency issue arises in which case the Executive Committee shall convene as soon as possible, no less than five (5) days notice shall be provided to the members prior to any meeting. If any matter coming before the Executive Committee cannot be agreed upon by the majority of the Executive Committee, the Century Members shall have the authority to make the final determination.

ARTICLE 3

MISCELLANEOUS

3.01.

Confidentiality and Non-Disclosure. During the Term, Century will disclose to the Initial Employees certain confidential information, which is proprietary and valuable, relating to the Century’s Oil and/or Gas exploration activities, which confidential information includes, but is not limited to, geological and geophysical data, maps, models, and interpretations, and may include commercial, contractual and financial information (hereinafter referred to as the “Confidential Information”). The Initial Employees hereby agree to the following in respect to the Confidential Information during the term of this Agreement and for three years thereafter:

a.

The Initial Employees shall maintain the Confidential Information strictly confidential and the Confidential Information shall not be used by an Initial Employee except in the performance of the Initial Employee’s employment or sold, traded, published or otherwise disseminated to anyone, in any manner whatsoever, including by means of photocopy or other reproduction, without Century’s prior written consent, except as provided in subparagraphs (b), (c) and (d) below. In the event that any Initial Employee’s employment hereunder is terminated pursuant to Section 2.08 hereof, such Initial Employee agrees that the Confidential Information shall be used only for the benefit of Century and not in any manner detrimental to the business interests of Century.

b.	An Initial Employee may disclose the Confidential Information without Century’s prior written consent only to the extent that such information:

i.	is already in the possession of the Initial Employee, through means other than the Century, at the time of its disclosure to the Initial Employee;

ii.	is already in possession of the public or becomes available to the public other than through the act or omission of the Initial Employee;

iii.

is required to be disclosed under applicable law or by a governmental or stock exchange order, decree, regulation or rule (provided that the Initial Employee shall give written notice to Century prior to such disclosure); or

iv.	is acquired independently from a third party that represents that it has the right to disseminate such information at the time it is acquired by the Initial Employee.

c.

The Initial Employees shall be entitled to disclose the Confidential Information without Century’s prior written consent to such of the following persons who have a clear need to know in order to evaluate the Confidential Information:

i.	other Employees, Staff, officers and directors of Century or any company Affiliated with Century); or

ii.	any professional consultant or agent retained by Century for the purpose of evaluating the Confidential Information.

d.

The Initial Employees shall make diligent efforts to ensure that all the Persons to whom the Confidential Information is disclosed pursuant to this Section 3.01 shall keep such information confidential and shall not disclose or divulge the same to any unauthorized Person. If an Initial Employee makes such diligent efforts and a third party to which the Initial Employee discloses Confidential Information discloses or uses such Confidential Information to the detriment of Century, the Initial Employee shall not be liable for any costs or damages to Century arising thereby.

e.

The Confidential Information shall remain the property of Century and Century may demand the return thereof at any time upon giving written notice to any Initial Employee. Within ten (10) days of receipt of such notice, such Initial Employee shall return to Century all of the original Confidential Information and shall destroy all copies and reproductions (both written and electronic), in Initial Employee’s possession or control.

f.	Upon termination of this Agreement, each Initial Employee shall not divulge any Confidential Information to any third party for a period of three (3) years after the Termination Date.

3.02.

Prohibition Against Assignment. Each Initial Employee agrees on behalf of himself and his executors and administrators, heirs, legatees, distributes, agents, representatives, and any other Person or Persons claiming any benefit under him by virtue of this Agreement, that this Agreement and the rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by the Initial Employee or any executor, administrator, heir, legatee, distributee or other Persons claiming under the Initial Employee by virtue of this Agreement and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge or hypothecate or otherwise dispose of this Agreement or of such rights, interests, and benefits contrary to the foregoing provisions or the levy of any attachment or similar process thereupon shall be null and void and without effect and shall constitute a material breach of this Agreement.

3.03.

Remedies. Each Initial Employee recognizes and acknowledges that in the event of any default in, or breach of the terms, conditions and provisions of the Confidentiality and Non-Disclosure provision of this Agreement by the Initial Employee, Century’s remedies at law shall be inadequate. Accordingly, each Initial Employee agrees that in such event, Century shall have the right of specific performance and/or injunctive relief in addition to any and all other remedies and rights at law or in equity. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any Party, shall be considered exclusive of any other remedy available to any Party (unless otherwise required by applicable law), but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

3.04.

Notice. Whenever this Agreement requires or permits any notice, request, or demand from one Party to another, the notice, request, or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by facsimile, email (so long as receipt of same is acknowledged by the recipient) or courier service, when actually received by the Party to whom notice is sent or (ii) if delivered by certified mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, addressed to the appropriate Party or Parties, at the address of such Party set forth below (or at such other address as such Party may designate by written notice to all other Parties in accordance herewith):

If to Century:	Century Exploration Resources, Inc. Attn: Jonathan B. Rudney 1537 Bull Lea Rd., Suite 200 Lexington, Kentucky 40511 j.rudney@centuryx.com

If to Honert:	177 West Main Street Vernal, UT 84078 jim.honert@centuryx.com

If to LeGrand:	9657 Chesapeake Street Highlands Ranch, CO 80126 fred.legrand@centuryx.com

If to Loeffler:	9571 E. Silent Hills Place Lone Tree, CO 80126 peter.loeffler@centuryx.com

3.05.

Indemnification. If, at any time during the Term, any Initial Employee is made a party to, or is threatened to be made a party in, any civil, criminal or administrative action, suit or proceeding by reason of the fact that the Initial Employee is or was a director, officer, employee, or agent of Century, or of any other corporation or any partnership, joint venture, trust or other enterprise for which the Initial Employee served as such at the request of Century, then the Initial Employee shall be indemnified by Century, to the fullest extent permitted under applicable law, against expenses actually and reasonably incurred by the Initial Employee or imposed on the Initial Employee in connection with, or resulting from, the defense of such action, suit or proceeding, or in connection with, or resulting from, any appeal therein if the Initial Employee acted in good faith and in a manner the Initial Employee reasonably believed to be in or not opposed to the best interest of the Century, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Initial Employee’s conduct was unlawful, except with respect to matters as to which is adjudged that the Initial Employee is liable to the Century or to such other corporation, partnership, joint venture, trust, or other enterprise for gross negligence or willful misconduct in the performance of his duties. As used in this Agreement, the term “expenses” shall include all obligations actually and reasonably incurred by the Initial Employee for the payment of money, including, without limitation, attorneys’ fees and costs, judgments, awards, fines, penalties, taxes, and amounts paid in satisfaction of a judgment or in settlement of any such action, suit or proceeding, except amounts paid to Century or such other corporation, partnership, joint venture, trust, or other enterprise by the Initial Employee. The foregoing indemnification provisions shall be in addition to any other rights to indemnification to which the Initial Employee may be entitled.

3.06.

Entire Agreement; Amendments. This Agreement contains the entire agreement of the Parties and together supersede all prior agreements and understandings either oral or written, between the Parties in respect of the subject matter described therein. This Agreement shall not be modified or amended except by a written document executed by all Parties.

3.07.

Parties Bound. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of Century and each Initial Employee, and their respective heirs, personal representatives, successors and permitted assigns.

3.08.

Enforceability. If, for any reason, any provision contained in this Agreement should be held invalid in part by a court of competent jurisdiction, then it is the intent of each of the Parties that the balance of this Agreement be enforced to the fullest extent permitted by applicable law. Accordingly, should a court of competent jurisdiction determine that the scope of any covenant is too broad to be enforced as written, it is the intent of each of the

Parties that the court should reform such covenant to such narrower scope as it determines enforceable.

3.09.

Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing, and signed by the Parties. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

3.10.	Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

3.11.	Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Century Exploration Resources, Inc.

By:	/s/ Jonathan B. Rudney
Jonathan B. Rudney President

James A. Honert

/s/ James A. Honert

Fredrick P. LeGrand

/s/ Fredrick P. LeGrand

Peter T. Loeffler

/s/ Peter T. Loeffler